Exhibit 10.8

February 1, 2021

Personal & Confidential; Sent via Email and DocuSign only

Mr. Kenneth L. Pendery, Jr.

Re:	Your Employment Relationship with First Watch

Dear Ken:

This letter agreement confirms the details of your continuing employment relationship with First Watch Restaurants, Inc. (the “Company”).

You have an employment agreement with the Company dated August 1, 2017 (the “Employment Agreement”). You and the Company agree that the Employment Agreement is terminated effective January 31, 2021, and that all of the parties’ rights and obligations contained in the Employment Agreement, including without limitation the Company’s obligation to pay you severance following termination of employment, are extinguished and have no further force and effect.

This letter agreement sets forth the entire understanding and agreement between you and the Company concerning your continued employment status with the Company, and this letter agreement can only be amended in a writing signed by both you and the Company.

You will remain an employee of the Company, solely in the role as an emeritus member of the Company’s Board of Directors, effective immediately following January 31, 2021 for a period of 19 months following the date of this letter (the “Emeritus Board Service Period”). You will perform no active work as an employee of the Company during the Emeritus Board Service Period and will receive no compensation from the Company for your service as an emeritus Board member.

You will retain your Company-provided health insurance during your term of Emeritus Board Service Period, as long as you remain totally and continuously disabled pursuant to the terms of that plan. Your long-term disability benefit will continue and end pursuant to the terms of the long-term disability plan. Your Company-provided life insurance will continue for the first 12 months of the Emeritus Board Service Period, after which it will end, based on the terms outlined in the summary plan document.

At the end of the 19-month Emeritus Board Service Period, your employment with, and Board service to, the Company shall terminate. At that time, the Company will, in consideration of your Emeritus Board Service and your many other contributions to the Company, pay you severance in the amount of $245,000 less required withholdings and deductions, which will be paid to you in a lump sum no later than 90 days following your last day of Emeritus Board Service. In the unlikely event of your death prior to the expiration of the 19 months, the $245,000 will be paid to your beneficiary within 90 days of your death.

Please acknowledge your acceptance of this letter agreement by signing and dating below where indicated.

Sincerely,

FIRST WATCH RESTAURANTS, INC.

By:	/s/ Laura Sorensen
Title:	Chief People Officer

I accept the letter agreement as outlined above:

/s/ Kenneth L. Pendery, Jr.
Kenneth L. Pendery, Jr.
Dated: as of February 1, 2021